ADDVANTAGE TECHNOLOGIES GROUP, INC.
1605 East Iola
Broken Arrow, Oklahoma 74012


January 18, 2000


Securities Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re: ADDvantage Technologies Group, Inc. (formerly ADDvantage Media Group, Inc.), File No. 1-10799


Dear Ladies and Gentlemen:

Filing herewith are the preliminary proxy materials for the annual meeting of the shareholders of ADDvantage Technologies Group, Inc. to be held on March 2, 2000. A prior version of the proxy materials was inadvertently filed earlier today as definitive proxy materials. The earlier filed materials also contained certain omissions. We are filing these materials to confirm that they are preliminary proxy materials and to correct the minor omissions in the previously filed materials.


Sincerely,


/S/ Adam Havig
Adam Havig
Controller

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              [Amendment No.     ]

Filed by the Registrant:  [X]
Filed by a Party other than the Registrant

Check the appropriate box:
  [X]   Preliminary Proxy Statement
        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
        Definitive Proxy Statement
        Definitive Additional Materials
        Soliciting Material Pursuant to S 240.14a-11(c) or S 240.14a-12

                       ADDvantage Technologies Group, Inc.
                (Name of Registrant As Specified In Charter)

       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [X]    No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)      Title to each class of securities to which transaction applies:

        2)      Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

        5)      Total fee paid:


        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)     Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

                       ADDvantage Technologies Group, Inc.
                                   1605 East Iola
                            Broken Arrow, Oklahoma 74012

                              NOTICE OF ANNUAL MEETING

        Date:   Thursday, March 2, 2000

        Time:   10:00 a.m.

        Place:  Forest Ridge Golf Club,
                7501 East Kenosha,
                Broken Arrow, Oklahoma

Matters to be voted on:
 1.     Election of six directors.

 2. Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, from 10,000,000 shares to 30,000,000 shares and the number of authorized shares of our preferred stock, from 1,000,000 shares to 5,000,000 shares.

 3. Ratification of the appointment of Tullius Taylor Sartain & Sartain LLP as our independent auditors for 2000.

 4. Any other business properly brought before the shareholders at the meeting.


                                     By Order of the Board of Directors,

                                     /S/ Lynnwood R. Moore, Jr.
                                     Lynnwood R. Moore, Jr., Secretary

January 31, 2000

                                   CONTENTS
                                                                          Page
                                                                          ----
        General Information About Voting                                    2
        Stock Ownership                                                     3
        Change of Control                                                   4
        Proposal No. 1:  Election of Directors                              4
        Proposal No. 2:  Approval of Increase in Authorized Shares         10
                         of Capital Stock
        Proposal No. 3:  Appointment of Independent Auditors               12
                         Shareholder Proposals for 2001 Annual Meeting
                         Other Matters

                                PROXY STATEMENT

        Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement was first mailed to shareholders on February 1, 2000. Please note that our annual report accompanies this mailing of the proxy statement.

                       ADDvantage Technologies Group, Inc.
                                 1605 East Iola
                          Broken Arrow, Oklahoma 74012

                     PROXY STATEMENT FOR 2000 ANNUAL MEETING

                        GENERAL INFORMATION ABOUT VOTING



Who can vote?
	You can vote your shares of common stock if our records show that you owned the shares on January 17, 2000. A total of 9,720,846 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. We do not recognize cumulative voting for the election of our directors. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?
        Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the six directors and for each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?
        The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?
        Yes. At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. Attendance at the annual meeting will not, by itself, revoke your proxy card.

Can I vote in person at the annual meeting rather than by completing the proxy card?
        Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?
        If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?
        We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Votes will be tabulated by an inspector of election appointed by our board of directors. Abstentions from voting, which you may specify on each proposal except the election of directors, will have the effect of a negative vote.

	If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so called "broker nonvotes"), the nominee cannot vote them on any proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on the election of directors or to ratify the approval of Tullius Taylor Sartain & Sartain LLP as our independent auditors. However, broker nonvotes will have the same effect as a negative vote on the proposal to increase the number of shares of our authorized capital stock because its approval requires the vote of a majority of the shares of common stock entitled to vote.

Who pays for this proxy solicitation?
	We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this, but they may be reimbursed for their out-of-pocket expenses incurred while assisting us in soliciting your proxy.

                                 STOCK OWNERSHIP

	The following table shows the number of shares of common stock or preferred stock beneficially owned (as of January 14, 2000) by:

         each person who we know beneficially owns more than 5% of our common stock;

         each director;

         each named executive officer named in the Summary Compensation Table on page 8; and

         our directors and executive officers as a group.

Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers of their shares.


                             Beneficial Ownership

                                                      Number of              Number of              Number of
                             Number of                Shares of              Shares of              Shares of
                             Shares of                Series A               Series B               Series C
                              Common                  Preferred              Preferred              Preferred
                              Stock       Percent      Stock      Percent     Stock      Percent      Stock     Percent
   Name and Address of     Beneficially     of      Beneficially    of     Beneficially     of    Beneficially     of
     Beneficial Owner       Owned (1)    Class (1)    Owned(2)     Class       Owned      Class       Owned      Class
   -------------------     ------------  ---------  ------------  -------  ------------- -------  ------------- -------
Charles H. Hood            196,300 (3)     2.0%         -0-         -0-         -0-        -0-         -0-        -0-
3254 East 75th Street
Tulsa, OK 74136

Gary W. Young (4)          163,708 (3)     1.7%         -0-         -0-         -0-        -0-         -0-        -0-
1605 E. Iola
Broken Arrow, OK 74012

Kenneth A. Chymiak (5)      4,000,000     41.2%       100,000      50.0%      150,000     50.0%        -0-        -0-
1605 E. Iola
Broken Arrow, OK 74012

David E. Chymiak            4,059,000     41.8%       100,000      50.0%      150,000     50.0%        -0-        -0-
1605 E. Iola
Broken Arrow, OK 74012

Stephen J. Tyde               5,000         *           -0-         -0-          -0-       -0-         -0-        -0-
8008 S. Fulton Ave.
Tulsa, OK 74136

Freddie H. Gibson              -0-         -0-          -0-         -0-          -0-       -0-         -0-        -0-
808 S. Erie Avenue
Tulsa, OK 74136

Randy L. Weideman (6)          -0-         -0-          -0-         -0-          -0-       -0-        27,211      100%
Highway 136 West
Deshler, Nebraska 68340

All Executive Officers and  8,227,708(3)  84.7%       200,000      100%          300,000   100%       27,211      -0-
Directors as a group
(6 persons)
_____________________________
*  Less than one percent.


(1) Shares which an individual has the right to acquire within 60 days pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table or the percentage ownership of all officers and directors as a group.

(2) If Proposal No. 2 is approved, each share of Series A Cumulative Convertible Preferred Stock will become convertible immediately into 10 shares of our common stock.

(3) Includes 25,000 shares subject to a stock option which is fully exercisable.

(4) All of the shares beneficially owned by Mr. Young are held of record by the GWYSEY General Partnership which is jointly owned by Mr. Young and his wife.

(5) All of the shares beneficially owned by Mr. Chymiak are held of record 50% by him as trustee of the Ken Chymiak Revocable Trust and 50% by his wife as trustee of the Susan Chymiak Revocable Trust. Mr. Chymiak disclaims beneficial ownership of the shares held by his wife.

(6) All of the shares beneficially owned by Mr. Weideman are held of record 49.9% by him and 50.1% by his wife. Mr. Weideman disclaims beneficial ownership of the shares held by his wife. If Proposal No. 2 is approved, each share of Series C Convertible Preferred Stock will become convertible immediately into 10 shares of our common stock.


                                CHANGE OF CONTROL

      On September 30, 1999, David E. Chymiak, Kenneth A. Chymiak, and Susan C. Chymiak exchanged all their shares of TULSAT Corporation common stock and the TULSAT Corporation promissory notes issued to them in the principal amount of $10 million for 8,000,000 shares of our common stock, 200,000 shares of our newly issued Series A 5% Cumulative Convertible Preferred Stock (convertible into 2,000,000 shares of our common stock if Proposal No. 2 is approved) and 300,000 shares of our newly issued Series B 7% Cumulative Preferred Stock. After this transaction, TULSAT Corporation became our wholly owned subsidiary and the former Tulsat shareholders own approximately 83% of our issued and outstanding common stock and 100% of our issued and outstanding Series A and Series B Preferred Stock. David E. Chymiak now serves as chairman of our board and Kenneth A. Chymiak is our President and Chief Executive Officer.

                                PROPOSAL NO. 1
                            Election Of Directors

	Our entire board of directors will be elected at the annual meeting. The directors will be elected for one-year terms expiring at the next annual meeting. Our bylaws provide that our board shall consist of not less than one nor more than nine directors, as determined from time to time by board resolution. Our board has established the number of directors at six.

	Vote Required. The six nominees receiving the highest number of votes will be elected. Votes withheld for a nominee will not be counted. You get one vote for each of your shares of common stock for each of the directorships.

	Nominations. At the annual meeting, we will nominate the persons named in this proxy statement as directors. Although we do not know of any reason why one of these nominees might not be able to serve, our board of directors will propose a substitute nominee if any nominee is unavailable for election.

	Shareholders also can nominate persons to be directors. If you want to nominate a person, you must make the nomination in person at the annual meeting and the nominee must have agreed to serve if elected.

	General Information About the Nominees. All of the nominees are currently directors of ADDvantage. Each has agreed to be named in this proxy statement and to serve as director if elected. The ages listed for the nominees are as of January 24, 2000.

David E. Chymiak		Director since 1999

	David E. Chymiak, 54, has been the Chairman of our board since 1999. He is also the President and a director of TULSAT Corporation which he and Kenneth A. Chymiak acquired in 1985.

Kenneth A. Chymiak		Director since 1999

        Kenneth A. Chymiak, 53, has been our President and Chief Executive officer since 1999. He is also the Executive Vice President and a director of TULSAT Corporation which he acquired with David E. Chymiak in 1985.

Freddie H. Gibson		Director since 1999

	Freddie H. Gibson, 52, has been the President and Chairman of the board of directors of Heat Transfer and Equipment, a manufacturer of shell and tube heat exchangers for oil and petrochemical industries, since 1992.

Stephen J. Tyde			Director since 1999

	Stephen J. Tyde, 52, is the owner, President and Chief Executive Officer of The Pump & Motor Works, Inc., an electric motor and turbo machinery manufacturing company, which he founded in 1991. He is also the co-owner and Chief Operating Officer of P&MW Holdings, Inc.

Gary W. Young	 		Director since 1990

Gary W. Young, 58, has been our Executive Vice President - Finance and Administration since 1990. He is also the owner and President of Young Ideas Inc., a financial consulting and investment company, he founded in 1987.

Randy L. Weideman 		Director since 1999

Randy L. Weideman, 43, founded Diamond W Investments, Inc. in 1985 and has served as its President since that time. We acquired Diamond W Investments, Inc. in 1999 and changed its name to Lee CATV Corporation.

	Committees of the Board. The board of directors has two principal committees. The following chart describes the function and membership of each committee and the number of times it met during our fiscal year ended September 30, 1999:

                         Audit Committee - 1 Meeting

Function                                                        Members

    Reviews qualifications of our independent auditors and      John W. Condon
makes recommendations to our board about our independent
auditors                                                        Stephen G. Smith

    Reviews scope and results of audits with independent auditors, compliance with any of our written policies and procedures and the adequacy of our system of internal accounting and controls

    Oversees quarterly reporting


                       Compensation Committee - 1 Meeting

Function                                                        Members
---------                                                       ---------
    Reviews and monitors performance of our                     Charles H. Hood
officers
                                                                J Larre Barrett

    Approves compensation and benefits programs                 John W. Condon
of our officers


	The committee members listed above all resigned from our board effective September 30, 1999. In October 1999, Freddie H. Gibson, Stephen J. Tyde and Kenneth A. Chymiak became members of the Audit Committee and Freddie H. Gibson and Stephen J. Tyde became members of the Compensation Committee.

	Our board had one meeting during fiscal 1999 (all other action being taken by unanimous written consent). Each director attended all meetings of the board and the committees on which he served.

                           Compensation of Directors

	Beginning in 1998, we began paying the outside directors at a rate of $12,000 annually, commencing at the beginning of the second quarter for their services on the board of directors. During 1998, payments totaling $15,000 for the second and third quarters were paid. Fees for the fourth quarter of 1998 totaling $12,000 were accrued, but not paid in cash

        During the nine-month period ended September 30, 1999, each of the four non-employee directors then serving received a director's fee of $12,000, which included the amount that was accrued but unpaid for the fourth quarter of 1998. All or a portion of the fee was applied to the option exercise price payable under the terms of options previously granted to the directors in connection with the exercise of those options. As described below under "Certain Relationships and Related Party Transactions." Directors who were employees of ADDvantage received no additional compensation for their services on the board of directors.

	Beginning in 2000, we began paying our outside directors at a rate of $500 for each board meeting and $250 for each committee meeting the director attends. In addition, directors are eligible to receive awards of stock options to purchase 1,000 shares of our common stock each year. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their service on our board and any board committee.

               Certain Relationships and Related Party Transactions

        Prior to September 30, 1999, the executive officers and directors exercised their outstanding options by canceling the indebtedness we owed to them for unpaid salary or fees in amounts equal to the purchase price payable upon exercise of the options. Except as noted in the table below, any remaining amounts due to them were satisfied by issuing them shares of our common stock at a price of $1.25 per share, the approximate trading price of the stock on
September 16, 1999.   Below is a table reflecting the amounts owed the officers
and directors and the shares issued in satisfaction of that indebtedness.


                             Accrued               Option                   Shares                Total
                  Accrued   Directors             Exercise       Net        Issued    Option     Shares
        Name      Payroll     Fees       Total     Cost(1)   Liability(2)   @$1.25   Shares(1)   Issued
---------------   -------   ---------   --------  ---------  ------------   ------   ---------   ------
Charles H. Hood   $79,500       $ -0-     79,500    $60,313     $19,187     15,350     70,000    85,350

Gary W. Young      79,500         -0-     79,500     71,251       8,249      6,600     82,500    89,100

J. Larre Barrett      -0-      12,000     12,000     13,126         -0-        -0-      5,000    15,000

John W. Condon        -0-      12,000     12,000      7,657    4,343(3)        -0-      8,750     8,750

Steven C. Oden        -0-      12,000     12,000      8,751    3,249(3)        -0-     10,000    10,000

Stephen G. Smith      -0-      12,000     12,000     10,938    1,062(3)        -0-     12,500    12,500
                 --------    --------   --------   --------   -----------  -------   --------  --------
     Total       $159,000     $48,000   $207,000   $172,036     $36,090     21,950    198,750   220,700
_______________
(1)	Represents number of shares and aggregate exercise price for the outstanding options exercised prior to September 30, 1999.  The outstanding options are summarized below:



                  1991 Plan              1998 Plan            Options Outside Plans        Total
      Name         Shares     Cost       Shares     Cost      Shares       Cost      Shares       Cost
----------------  ----------  ---------  ---------  --------  ------- -------------  -------   ---------
Charles H. Hood      47,500    $ 40,625    22,500    $19,688    -0-    $    -0-        70,000  $  60,313

Gary W. Young        60,000      51,563    22,500     19,688    -0-         -0-        82,500     71,251

J. Larre Barrett      -0-         -0-        -0-         -0-   15,000       13,126     15,000     13,126

John W. Condon        -0-         -0-        -0-         -0-    8,750        7,657      8,750      7,657

Steven C. Oden       10,000       8,751     -0-         -0-      -0-         -0-       10,000      8,751

Stephen G. Smith      -0-         -0-        -0-         -0-   12,500       10,938     12,500     10,938
                   ---------  ---------  ---------  --------  ------- -------------   -------   ---------
        Total       117,500    $100,939    45,000    $39,376   36,250   $   31,721    198,750   $172,036

(2)	Amount of indebtedness remaining after option exercise.

(3)	Net liability paid in cash.

	In fiscal 1999, Chymiak Investments, L.L.C., which is owned by David E. Chymiak and Kenneth A. Chymiak, purchased from TULSAT Corporation on September 30, 1999 the real estate and improvements comprising the headquarters and a substantial portion of the other office and warehouse space of TULSAT Corporation for a price of $1,286,000. The price represents the appraised value of the property less the sales commission and other sales expenses that would have been incurred by TULSAT Corporation if it had sold the property to a third party in an arm's-length transaction. TULSAT Corporation has entered into a five-year lease commencing October 1, 1999 with Chymiak Investments, L.L.C. covering the property under which the annual rental due to Chymiak Investments, L.L.C. is $180,000. TULSAT Corporation is leasing other property from Chymiak Investments, L.L.C. and paid that company $50,500 in 1998 and $ 63,000 during the nine-month period ended September 30, 1999 as rental under those leases. The annual rentals due under those leases (not including the lease of the recently purchased headquarters building discussed above) are $92,900 for calendar year 1999, $72,000 for calendar years 2000, 2001 and 2002 and $30,500 for calander year 2003.

        Chymiak Investments, Inc., which is owned by Kenneth A. Chymiak and his wife, Susan C. Chymiak, recently constructed three other properties which have been leased to TULSAT Corporation for five-year terms (all ending in 2003) at rentals of $3,000 per month each (aggregate rentals per year of $108,000 for all three buildings).

	Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission or the SEC and to furnish us with a copy of each of these reports. SEC regulations impose specific due dates for these reports, and we are required to disclose in this proxy statement any failure to file by these dates during fiscal 1999.

	To our knowledge, based solely on the review of the copies of these reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 1999, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% shareholders were complied with, except that J Larre Barrett, John W. Condon and Stephen G. Smith were delinquent in filing Forms 5 reporting their acquisition of shares pursuant to option exercises.



                          Summary Compensation Table


                   Annual Compensation                  Long-Term Compensation(2)
                   -------------------                  -------------------------
                                                                              Number
                                                      Other                   of Shares
       Name                                           Annual     Restricted     Under-      Long-Term
       and                                            Compen-       Stock       lying       Incentive
       Principal                  Salary     Bonus     sation       Awards      Options       Payouts
       Position          Year      ($)        ($)      ($)(1)        ($)        Granted          ($)
       ---------------   -----   ----------  -------  --------   ----------   ---------     --------------
       Charles H. Hood   1999(4)  33,000(2)    -0-       2,830    79,500(2)        -0-          127,254(3)
        President and,   1998    175,000       -0-       5,964      -0-         57,500            -0-
          Chairman       1997    150,000     150,000     6,688      -0-            -0-            -0-
                         1996    125,000     125,000     4,500      -0-         45,000            -0-

       Gary W. Young     1999(4)  33,000(2)    -0-         980     79,500(2)       -0-          127,254(3)
       Executive Vice    1998    175,000       -0-       5,626      -0-         70,000            -0-
         President       1997    150,000     150,000     6,684      -0-            -0-            -0-
                         1996    106,250     125,000     4,500      -0-         45,000            -0-
	________________


(1) Other annual compensation represents, in 1999, 1998, 1997 and 1996, our contributions on behalf of each of the individuals to our 401(k) Plan and payments of non-accountable expense allowances. Amounts do not include the value of perquisites or other personal benefits because the amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus.

(2) $79,500 of the salary paid to each of Messrs. Hood and Young was in the form of credit towards their exercise price obligation in connection with the exercise of all of their previously granted options in September of 1999 and in the form of additional shares of common stock valued for these purposes at $1.25 per share. See "Certain Relationships and Related Party Transactions."

(3) Represents the cash surrender values of the life insurance policies paid to Messrs. Hood and Young during 1999. The policies were maintained under an amendment adopted in 1998 to our Supplemental Executive Retirement Plan. Messrs Hood and Young waived any further rights under that plan in connection with the acquisition of TULSAT Corporation on September 30,

     1999. Part of the consideration for the waiver was the agreement to issue to each of them options to acquire 25,000 shares of our common stock at a price of $4.00 per share. These options were granted as of October 31, 1999 and are exercisable in full at any time prior to their expiration at the end of 10 years from the date of grant.

(4)  1999 represents the nine months ended September 30, 1999.

	The persons shown below are our new executive officers who took office immediately following the end of our 1999 fiscal year. They were the owners of TULSAT Corporation prior to our acquisition of that company on September 30, 1999. The amounts shown are the compensation paid to those persons by TULSAT Corporation during the periods indicated. Because the TULSAT Corporation owners gained control of ADDvantage in connection with the transaction, TULSAT Corporation has been treated as the surviving corporation and our historical financial statements reflect the historical operating results of TULSAT Corporation.



                          Summary Compensation Table
                            New Executive Officers


                  Annual Compensation                      Long-Term Compensation
                                                                         Number
                                                Other                   of Shares
Name                                            Annual     Restricted     Under-      Long-Term
and                                             Compen-       Stock       lying       Incentive
Principal                   Salary     Bonus    sation       Awards      Options       Payouts
Position            Year    ($)(1)      ($)       ($)         ($)        Granted          ($)
----------------    ----    -------   -------  --------    ----------    --------     ----------
David E. Chymiak    1999(2)  94,000     -0-      4,680         -0-          -0-          -0-
   Chairman         1998     95,516     -0-      2,920         -0-          -0-          -0-
                    1997     71,658     -0-      1,791         -0-          -0-          -0-

Kenneth A. Chymiak  1999(2)  94,000     -0-      4,680         -0-          -0-          -0-
   President and    1998     95,516     -0-      2,920         -0-          -0-          -0-
   Chief Executive  1997     71,658     -0-      1,791         -0-          -0-          -0-
   Officer
________________


(1) These amounts represent the salaries paid to these officers by TULSAT Corporation but does not reflect distributions made to them as shareholders. TULSAT Corporation was an S corporation for tax purposes before it was acquired by ADDvantage and distributions were routinely made to the shareholders in at least the amounts necessary for them to pay the federal income tax liability they incurred personally as a result of the net income realized by TULSAT Corporation.

(2)   1999 represents the nine months ended September 30, 1999.

                   Option Exercises and Year-End Value Table

The following table sets forth information regarding the exercise of stock options held by each of the named executive officers as of September 30, 1999.



                 Number of                Number of Shares of Common        Value of Unexercised In-
                 Shares                   Stock Underlying Unexercised      the-Money Options at
                 Acquired on   Value      Options at September 30, 1999     September 30, 1999
Name             Exercise      Realized   Exercisable  Unexercisable        Exercisable  Unexercisable
---------------  -----------   --------   -----------  ---------------     ------------  -------------
Charles H. Hood  70,000        $123,437   -0-          -0-                  -0-          -0-
Gary W. Young    82,500        $145,312   -0-          -0-                  -0-          -0-


                                 PROPOSAL NO. 2
               Increase In the Authorized Shares Of Capital Stock

	At the annual meeting, you will be asked to vote to approve the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock and preferred stock. The Board Of Directors Unanimously Recommends A Vote For The Proposed Increase In The Number Of Authorized Shares Of Common Stock And Preferred Stock.

	Vote required. If a majority of the shares of common stock entitled to vote at the meeting are voted for the amendment to our certificate of incorporation, the amendment will be approved.

	Description of the Amendment. Our board has approved and recommends that the shareholders approve and adopt a proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 10,000,000 shares to 30,000,000 shares and our preferred stock from 1,000,000 shares to 5,000,000 shares. The proposed amendment will amend the first sentence of Article IV of our certificate of incorporation to read as follows:

        The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000, of which 30,000,000 shall be common stock of the par value of $0.01 per share and 5,000,000 shall be preferred stock of the par value of $1.00 per share.

	Background and Reasons for Proposed Amendment. On September 30, 1999, we issued the former shareholders of TULSAT Corporation eight million shares of our common stock. As a result, there are now approximately 9.7 million shares of our common stock outstanding. With only 10 million shares of our common stock currently authorized, we do not have enough authorized to accomplish any significant acquisitions or to raise significant amounts of equity capital without prior shareholder approval.

	Although we have no specific plans at this point, we expect to continue raising additional capital and acquiring other companies in the future as part of our growth strategy. We also expect to grant stock options or make other types of stock grants as part of the incentive compensation plans for key employees. Our board believes that it is important to have additional authorized capital available for these purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide greater flexibility in our future capital raising, business acquisition and employee compensation efforts.

	In addition, we recently issued shares of our Series A preferred stock and Series C preferred stock in connection with our acquisitions of TULSAT Corporation and Lee CATV Corporation (then named Diamond W Investments, Inc.). The Series A and Series C preferred stock will be convertible into 2,000,000 shares (Series A) and 272,110 shares (Series C) of our common stock if this proposal is approved. We believe that it is in the best interests of our company and our shareholders if the holders of these preferred shares are able to exercise their conversion rights. All of the Series A preferred stock is owned beneficially by David E. Chymiak, Chairman of the board, and Kenneth A. Chymiak, President and Chief Executive Officer.

                          Description of Capital Stock

	Authorized Capital. Our authorized capital currently consists of 10,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. At January 17, 2000, we had outstanding (1) 9,720,846 shares of common stock, (2) 200,000 shares of Series A 5% Cumulative Convertible Preferred Stock, (3) 300,000 shares of Series B 7% Cumulative Preferred Stock and (4) 27,211 shares of Series C Convertible Preferred Stock.

        Common Stock. The holders of our common stock are entitled to one vote per share on all matters voted on by shareholders, including the election of directors. Common shareholders exclusively possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors for any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of the series. Our certificate of incorporation does not provide for cumulative voting for directors.

	Subject to any preferential rights of any outstanding series of our preferred stock, our common shareholders are entitled to distributions as may be declared from time to time by our board from funds available for distribution. Upon liquidation, our common shareholders are entitled to receive pro rata all of our assets available for distribution to the shareholders, subject to any preferential rights of our preferred shareholders.

	Preferred Stock. Additional shares of preferred stock to be authorized under Proposal No. 2 are what is commonly known as "blank check" preferred stock. We believe that the authorization of the additional shares of preferred stock is in our best interests and our shareholders. We believe it advisable to authorize these shares to have them available for possible issuance in connection with public or private offering of shares for cash, dividends payable in our stock, acquisitions of other companies, implementation of employee benefit plans and pursuit of financing opportunities.

	The term "blank check" preferred stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof are determined by the board of directors of a company. These shares may be issued in one or more series with limitations and restrictions as may be determined in the sole discretion of our board of directors without further approval of our shareholders.

	Any preferred stock issued would have priority over our common stock upon liquidation and might have priority rights as to dividends, voting and other features. Accordingly, the issuance of preferred stock could decrease the amount of earnings and assets allocable to or available for distribution to holders of our common stock and adversely affect their rights and powers, including their voting rights.

	Generally, except in connection with a shareholder rights or "poison pill" plan, preferred stock would be issued to investors in connection with raising additional equity capital, and would typically contain terms and conditions intended to protect the interests of investors. The terms and conditions typically would include preference over the holders of common stock in the proceeds of a sale or our liquidation (including the distribution of assets upon a sale of substantially all of our assets and businesses) and priority dividend rights (which may include cumulative dividends), and might include special voting rights, special conversion rights and redemption rights. These rights, either alone or in combination under particular circumstances, can provide the holders of preferred stock with a disproportionate share of current distributions or earnings by way of dividends, or of the proceeds of a sale or liquidation, or disproportionate rights of approval with respect to certain kinds of transactions, compared to those of the holders of our common stock.

	Our board does not believe that the approval of Proposal No. 2 will have an anti-takeover effect. Our board and management believe that it is in our best interests and our shareholders to have the flexibility to raise additional capital or to pursue acquisitions to support our business plan, including the ability to authorize and issue preferred stock having terms and conditions satisfactory to investors or to acquisition candidates, including preferred stock which contains some features which could be viewed as having an anti-takeover effect or a potentially adverse effect on the holders of our common stock.

	While we may consider issuing preferred stock in the future for the purpose of raising additional capital or in connection with acquisition transactions, we presently have no agreements or understandings with any person to effect any issuance and we may never issue any preferred stock. Therefore, the terms of any preferred stock subject to Proposal No. 2 cannot be stated or predicated with respect to any or all of the securities authorized.

	Rights of Existing Holders of Preferred Stock. Under the terms of the currently outstanding shares of our preferred stock, our board cannot authorize the issuance of additional shares of preferred stock that are senior in powers, preferences or special rights to the rights held by the holders of the shares of our Series A, Series B or Series C preferred stock without the respective approval of the holders of those shares.

	Under the terms of the agreement, pursuant to which we acquired Lee CATV Corporation (then named Diamond W Investments, Inc.), if our certificate of incorporation has not been amended to increase the number of authorized shares of common stock by November 22, 2000 to allow for the conversion of the outstanding shares of Series C preferred stock, we must pay the holders of those shares $7.35 per share (20% of the stated value per share). We must make another payment in that amount, if the authorized capital is not increased by November 22, 2001. Finally, we must offer to buy back the shares at a price of $44.01 per share (120% of the stated value per share) if we do not increase the authorized capital by November 22, 2002.


                                PROPOSAL NO. 3
                    Appointment Of Independent Auditors

        We recommend that you vote for the ratification of the appointment of Tullius Taylor Sartain & Sartain LLP.

        We have appointed the accounting firm of Tullius Taylor Sartain & Sartain LLP as our independent auditors to examine our financial statements for the fiscal year ending September 30, 2000. Tullius Taylor Sartain & Sartain LLP have been our independent auditors since 1994. A resolution to ratify their appointment will be presented at the annual meeting. A majority of the votes cast must vote in favor to ratify the appointment. If the shareholders do not ratify the appointment, we will reconsider our selection of Tullius Taylor Sartain & Sartain LLP. Although your ratification of the appointment of our independent auditors is not required, we are submitting the appointment of Tullius Taylor Sartain & Sartain LLP for your ratification as a matter of good corporate practice.

        A representative of Tullius Taylor Sartain & Sartain LLP will be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to answer questions.


                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

        If you want to include a shareholder proposal in the proxy statement for the 2001 annual meeting, it must be delivered to our executive offices, 1605 East Iola, Broken Arrow, Oklahoma, 74102, on or before November 3, 2000. In addition, if you wish to present a proposal at the 2001 annual meeting that will not be included in our proxy statement and you fail to notify us by December
20, 2000, then the proxies solicited by our board for the 2001 annual meeting will include discretionary authority to vote on your proposal in the event that it is properly brought before the meeting.


                                 OTHER MATTERS

        At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

        You can obtain a copy of our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 at no charge by writing to us at 1605 East Iola, Broken Arrow, Oklahoma, 74102.


                                    By Order of the Board of Directors

                                    /S/ Lynnwood R. Moore, Jr.
                                    Lynnwood R. Moore, Jr., Secretary
Tulsa, Oklahoma
February 1, 2000

                                     PROXY
                      ADDVANTAGE TECHNOLOGIES GROUP, INC.
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth A. Chymiak, and David E. Chymiak, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ADDvantage Technologies Group, Inc. (the "Company") held of record by the undersigned on January 17, 2000 at the Annual Meeting of Shareholders of the Company to be held on March 2, 2000, and at any and all adjournments or postponements thereof.

1.  Election of directors.

  [] FOR all nominees listed below (except as indicated to the contrary below and subject to the discretion of the proxies as provided herein).

                Kenneth A. Chymiak   David E. Chymiak   Stephen J. Tyde

                Freddie H. Gibson    Gary W. Young      Randy L. Weideman

  []   WITHHOLD AUTHORITY to vote for all the nominees above.
       Instructions: To withhold authority for any individual nominee or nominees, write their name(s) here:

               ---------------------------------------------------------------

                (Continued and to be signed on the reverse side)









2. Proposal to approve the amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 10,000,000 shares to 30,00,000 shares and the number of authorized shares of preferred stock from 1,000,000 shares to 5,000,000 shares as described in the accompanying proxy statement.

                 [] FOR                    [] AGAINST             [] ABSTAIN

3. Proposal to approve the appointment of Tullius Taylor Sartain & Sartain, LLP as our independent auditors.

                 [] FOR                    [] AGAINST              [] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted at the Annual Meeting or any adjournments or postponements thereof as directed herein by the undersigned shareholder. If no specifications are made, this Proxy will be voted For Proposals 1, 2 and 3. This Proxy is revocable at any time before it is exercised.

IMPORTANT: Please date this and sign this Proxy exactly as name appears to the left. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                               Dated:________________, 2000

                                               Signature(s)___________________

                                               Signature(s)___________________


PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
             NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.